EXHIBIT 4.11

[EDGE PETROLEUM CORPORATION LETTERHEAD]

November 5, 2008

Via email to: Damien.Meiburger@uboc.com

and Overnight Delivery

Mr. Damien Meiburger

Union Bank of California, N.A.

500 N. Akard Street, Suite 4200

Dallas, Texas 75201

Dear Mr. Meiburger:

Reference is made to our Fourth Amended and Restated Credit Agreement dated January 31, 2007, between Edge Petroleum Corporation (“Edge”), as Borrower, and various Lenders (the “Lenders”), including Union Bank of California, NA, as Administrative Agent and Issuing Lender (the “Credit Agreement”).  This will confirm our agreement that the right to conduct the interim redetermination of the Borrowing Base originally scheduled for June 30, 2008 under the Credit Agreement, and deferred by previous agreement of the parties to October 31, 2008, will further be deferred until November 15, 2008.

Such redetermination shall use an Internal Engineering Report dated effective as of October 1, 2008 to be generated by Edge.  Edge agrees to furnish the Lenders the Internal Engineering Report by November 5, 2008.  If Edge fails to deliver the Internal Engineering Report by November 5, 2008, then such failure shall constitute an Event of Default under the Credit Agreement and the Administrative Agent and the Lenders shall, in addition to the other rights and remedies under the Loan Documents and applicable law, have the immediate right to redetermine the Borrowing Base in their sole discretion (but in accordance with the Credit Agreement).  In consideration of this deferral of the interim redetermination of Borrowing Base, Edge agrees that until the Borrowing Base is redetermined, it shall not permit the sum of the aggregate principal amount of all Advances owed under the Credit Agreement plus the aggregate Letter of Credit Exposure to exceed $240,000,000, and any failure to comply with this restriction shall constitute an Event of Default.

The Lenders further agree that because of the prior deferral of the June 2008 interim redetermination to October 31, 2008, the parties did not intend that Edge be required to furnish the Internal Engineering Report dated effective July 1, 2008, and to the extent necessary, hereby waive any noncompliance or requirement to the contrary in the Credit Agreement.  This waiver does not apply, however, to any subsequent years after 2008 when the July 1 Internal Engineering Report is required to be furnished.  In all other respects, the Credit Agreement and indebtedness and obligations of Edge hereunder are confirmed and ratified.

Edge represents and warrants that:  (a) after giving effect to this letter agreement, the representations and warranties contained in the Credit Agreement, and the representations and warranties contained in the other Loan Documents are true and correct in all material respects on and as of the date of this letter agreement as if made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects as of such earlier date; and (b) after giving effect to this letter agreement, no Default, or Event of Default, has occurred and is continuing.

Capitalized terms as used in this letter have the same meaning as stated in the Credit Agreement.  Please indicate your acceptance of these terms by signing in the space provided below and returning to the undersigned.

This letter agreement, executed as of the date below, shall be effective as of October 31, 2008.

Thank you for your courtesy and assistance, and please let me know if you have any questions or if I can be of further assistance.

Very truly yours,

EDGE PETROLEUM CORPORATION

/S/ C.W. MACLEOD
C.W. MacLeod
Sr. Vice President, Acting Chief Financial Officer

Mr. Damien Meiburger

November 5, 2008

Agreed and Accepted this 5th day of November, 2008

UNION BANK OF CALIFORNIA, AS

ADMINISTRATIVE AGENT, ISSUING LENDER AND AS LENDER

By:	/S/ DAMIEN MEIBURGER
Damien Meiburger
Senior Vice President

Mr. Damien Meiburger

November 5, 2008

LENDERS:

JP MORGAN CHASE BANK, N.A., as a Lender

By:	/s/ MICHAEL A. KAMAUF
Name:	Michael A. Kamauf
Title:	Vice President

Mr. Damien Meiburger

November 5, 2008

SUNTRUST BANK, as a Lender

By:	/s/ Yann Pirio
Name:	Yann Pirio
Title:	Director

Mr. Damien Meiburger

November 5, 2008

BNP PARIBAS, as a Lender

By:	/s/ DAVID DODD
Name:	David Dodd
Title:	Managing Director

By:	/s/ BETSY JOCHER
Name:	Betsy Jocher
Title:	Director

Mr. Damien Meiburger

November 5, 2008

FORTIS CAPITAL CORP, as a Lender

By:	/s/ Darrell Holley
Name:	Darrell Holley
Title:	Managing Director

By:	/s/ Scott Myatt
Name:	Scott Myatt
Title:	Vice President

Mr. Damien Meiburger

November 5, 2008

THE FROST NATIONAL BANK, as a Lender

By:	/s/ Andrew A. Merryman
Name:	Andrew A. Merryman
Title:	SVP

Mr. Damien Meiburger

November 5, 2008

COMPASS BANK, as a Lender

By:	/s/ Dorothy Marchand
Name:	Dorothy Marchand
Title:	Senior Vice President

Mr. Damien Meiburger

November 5, 2008

U.S. BANK NATIONAL ASSOCIATION,

as a Lender

By:	/s/ Justin M. Alexander
Name:	Justin M. Alexander
Title:	Vice President

Mr. Damien Meiburger

November 5, 2008

BANK OF SCOTLAND, as a Lender

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Assistant Vice President